Exhibit 10.1

FINAL

Teligent, Inc. Change in Control Severance Policy

Purpose

The Board of Directors of Teligent, Inc. (the "Company") recognizes that the Company may experience a change of control, and that the possibility of a change of control may create uncertainty resulting in the loss or distraction of vital employees to the detriment of the Company and its stockholders. The Board also believes that when a change of control is perceived as imminent, or is occurring, the Board and the Company should be able to receive and rely on disinterested service from its employees regarding the best interests of the Company and its stockholders without concern that such employees might be distracted or concerned by the personal uncertainties and risks created by the perception that a change of control might be imminent.

Therefore, in order to address these concerns, the Board has adopted the Change of Control Severance Policy (the "Policy") as set forth below.

1.	Definitions

"Base Salary" means the regular rate of salary or base wages paid to a Participant immediately prior to the date of (i) a Change of Control, or (ii) the Participant's Qualifying Termination, whichever amount is greater.

"Benefit Continuation Period" means the period specified in the table contained in the Addendum to this Policy during which the Participant is entitled to receive certain benefits as described herein.

"Board" means the Board of Directors of the Company.

"Cause" means "Cause" as defined in the Participant's applicable employment or severance agreement, if any; or, if the Participant has no employment or severance agreement or there is no such definition in the employment or severance agreement, "Cause" means the occurrence of one or more of the following events:

(i)               Any act or omission to act by the Participant which would reasonably be likely to have a material adverse effect on the business of the Company;

(ii)              The Participant's conviction (including any pleas of guilty or nolo contendere) of any felony or any other crime (other than ordinary traffic violations);

(iii)            The Participant's material misconduct or willful and deliberate non-performance of his or her duties (other than as a result of disability);

(iv)            The Participant's theft, embezzlement, dishonesty or fraud with respect to the Company;

(v)             The Participant's commission of an act involving fraud, dishonesty or moral turpitude which is actually or potentially injurious to the business interests or reputation of the Company;

(vi)            The Participant's material breach of any written policy applicable to employees of the Company and its affiliates, where such breach is actually or potentially injurious to the business interests or reputation of the Company; or

(vii)           The Participant's unauthorized disclosure of any confidential or proprietary information of the Company or its affiliates.

"Change of Control" means any of the following events:

(i)              Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined in Rule 13d-3 as promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of the Company's common stock entitled to vote generally in the election of members of the Board; or

(ii)             The consummation of (i) a merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than fifty percent (50%) of the voting power of the corporation that survives or (ii) a sale, exchange or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, that a "Change of Control" shall not be deemed to have taken place if beneficial ownership is acquired by the Company, any profit-sharing, employee ownership or other employee benefit plan of the Company, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities. In addition, notwithstanding the foregoing, with respect to any payment pursuant to an Award constituting "nonqualified deferred compensation" subject to Section 409A of the Code that is triggered upon a Change of Control, a transaction shall not be deemed to be a Change of Control unless such transaction constitutes a "change in control event" within the meaning of Section 409A of the Code.

"Change of Control Protection Period" means the period following the date on which a Change of Control is consummated, as designated in the Addendum to this Policy for a Participant's applicable Salary Grade classification.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Compensation Committee of the Board or, in the absence of any Compensation Committee, the full Board.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Good Reason" means "Good Reason" as defined in the employee's applicable employment agreement, if any; or, if the employee has no employment agreement or there is no such definition in the employment agreement, "Good Reason" means the occurrence of any of the following events, without the Participant's written consent:

(i)              A material reduction in the amount of the Participant's Base Salary as of the date immediately prior to a Change of Control;

(ii)             The Participant's job responsibilities are substantially reduced in scope compared with his or her duties as of the date immediately prior to a Change of Control; or

(iii)            A material change in the Participant's principal place of employment to a location more than thirty-five (35) miles from his or her place of employment as of the date immediately prior to a Change of Control.

Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a "Good Reason" unless the Participant gives the Company written notice within thirty (30) days after the occurrence of any of such events that such circumstances constitute "Good Reason," and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice.

"Participant" means each employee of the Company or any affiliate who is designated as a Participant pursuant to Section 2 of the Policy.

"Qualifying Termination" means any termination of the Participant's employment by the Company without Cause or by the Participant for Good Reason that occurs during the Participant's Change of Control Protection Period.

"Severance Benefits" means the cash severance, benefit continuation and outplacement services set forth in the Addendum to this Policy for a Participant's applicable Salary Grade classification.

2.	Eligibility

Except as described below, all full-time employees of the Company or its affiliates that have been designed to fall into the levels set forth on Exhibit A hereto are eligible to receive the Severance Benefits in accordance with the terms of this Policy if the employee has a Qualifying Termination, subject to the terms and conditions set forth in Section 3 and as otherwise provided in this Policy. Excluded from this Policy are: (i) part-time employees; (ii) contract employees; (iii) consultants; and (iv) any other person who is not a regular full-time employee of the Company or its affiliates. In addition, if an eligible employee is entitled to similar severance or benefit continuation under another Company severance policy or an employment or severance agreement with the Company or an affiliate, any severance payable or benefits provided under such other arrangement will reduce or otherwise offset the Severance Benefits provided under this Policy.

3.	Salary and Benefit Protection

Subject to the release requirements of Section 4 of this Policy, in the event of a Qualifying Termination of the Participant, the Participant will be entitled to the Severance Benefits in accordance with the terms and conditions set forth below.

(a)             The Base Salary continuation payments that a Participant is entitled to receive under this Policy will be paid to the Participant in accordance with Company's regular payroll practices. Payment of any bonus severance will be paid in a single lump sum payment within sixty (60) days following the Participant's termination. Notwithstanding the foregoing, payment of Severance Benefits may be delayed as required under Section 16 and such delayed payments will be payable in a single lump sum payment upon expiration of the delayed period. Any payment of severance will not be considered compensation or earnings under any pension, savings or other retirement plan of the Company unless so provided under the terms of the applicable plan. If a Participant dies prior to receiving all of the severance payments to which the Participant is entitled under this Policy, such payments will be made to the estate of the deceased Participant.

(b)             A Participant is entitled to receive continued medical, dental and vision coverage following a Qualifying Termination to the extent the Participant had such coverage prior to his or her Qualifying Termination. The Participant's right to benefit continuation coverage will be offered under COBRA and must be elected by the Participant. If the Participant elects to continue his or her eligible benefits under COBRA for the applicable Benefit Continuation Period, the Company will pay the premium required for such benefit coverages to the extent necessary to keep the Participant's premium equal to what had been paid prior to the Qualifying Termination, under the applicable plan or plans as in effect from time to time. After the Participant's Benefit Continuation Period ends, the Participant will be required to pay the full amount of the applicable premium that can be charged under COBRA for the balance of the COBRA period. The Participant's election to continue coverage under COBRA will be discontinued if the Participant becomes eligible for coverage under another group health plan or fails to pay any required premiums. The Participant will be required to give the Committee prompt written notification of the Participant's eligibility for any such coverage.

4.	Releases and Waivers of Claims

In order for a Participant to be eligible to receive any Severance Benefits under this Policy, the Participant must sign a general release of claims in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify.

5.	Policy Administration and Named Fiduciary

(a)              This Policy shall be administered by the Committee. In that regard, the Committee shall be empowered to interpret the provisions of the Policy and to perform and exercise all of the duties and powers granted to it under the terms of the Policy by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Policy as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Policy shall be conclusive and binding upon all parties having or claiming to have an interest under the Policy. Not in limitation of the foregoing, the Committee shall have authority to decide any factual or interpretative issues that may arise in connection with its administration of the Policy (including without limitation any determination as to claims for benefits hereunder), and the Committee's exercise of such authority shall be conclusive and binding on all affected parties as long as it is reasonable and made in good faith. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

(b)              Notwithstanding the foregoing, for purposes of ERISA, the Company shall be the "named fiduciary" of the Plan.

6.	Modification or Rescission of Policy

The Board may modify or rescind this Policy at any time. However, following the occurrence of a Change of Control, this Policy may not be modified or rescinded in any way that adversely affects the rights of any Participants. Nevertheless, in the event there is a Change of Control, benefits that are provided under other Company plans, such as the Company's medical plans, may still be amended or terminated at any time and this Policy will not be interpreted to limit the ability of the Company to amend or terminate any other benefit plan or arrangement of the Company.

7.	Confidentiality, Non-Solicitation and Non-Competition

If the Committee determines that a Participant has breached any duty of confidentiality, non-solicitation or non-competition the Participant owes to the Company, the Participant shall forfeit all further benefits payable to the Participant under this Policy and shall, at the Committee's direction, be required to repay to the Company any benefits the Participant received from the Company under this Policy. In such case, the Committee may offset on a dollar-for-dollar basis against any other amounts that may be owed by the Company to the Participant any such repayment owed by the Participant to the Company.

8.	Benefits Unfunded

This Policy shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Benefits under this Policy. No Participant shall have any interest in any particular asset of the Company by reason of the right to receive benefits under this Policy and any such Participant shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Policy.

9.	Non-Exclusivity of Rights

This Policy shall not prevent or limit the right of a Participant to receive any base salary, pension or welfare benefit, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any employee benefit plan or program provided by the Company shall be payable in accordance with the terms of such plan or program.

10.	Taxation

All benefits provided under this Policy shall be subject to Federal, State and local tax withholding and deductions.

11.	Non-Alienation

Except as expressly set forth in this Policy, no interest of any Participant, or right to receive any payment under this Policy, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Participant or the Participant's spouse or beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

12.	No Employment Contract

Nothing contained in this Policy shall confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge any Participant.

13.	Successors

This Policy shall be binding upon and inure to the benefit of the Company, the Participants and their respective heirs, representatives and assigns.

14.	Severability

In the event any provision of this Policy is held illegal or invalid, the remaining provisions of this Policy shall not be affected thereby.

15.	Applicable Law

This Policy shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

16.	Compliance with Section 409A

This Policy and the Severance Benefits payable under it are intended to comply with or otherwise be exempt from Section 409A of the Code, where applicable, and will be interpreted and applied in a manner consistent with that intention. Notwithstanding any provision of this Policy to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A of the Code and payable on account of a Participant's "separation from service" (as defined in Section 409A and the related regulations), such payment will be delayed for a period of six months after the Participant's separation date (or if earlier within thirty (30) days of the Participant's date of death following the date of such separation if the Participant is a "specified employee" (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A of the Code and the procedures established by the Company. Notwithstanding the foregoing, this provision will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-l(b)(4), (ii) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A of the Code. Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of a payment of amounts or benefits under the Policy upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of this Policy, references to a "resignation," "termination," "termination of employment," or like terms will mean a separation from service. For purposes of Section 409A of the Code, each payment made under this Policy will be designated as a "separate payment" within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Policy does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to a Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year, (y) the reimbursements for expenses for which a Participant is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

17.	Claims and Review

All inquiries and claims respecting the Policy must be made in writing and directed to the Chief Executive Officer of the Company, or the Chief Executive Officer's designee.

(a)              In the case of a claim respecting a benefit, a written determination allowing or denying the claim shall be furnished to the claimant within forty-five (45) days following receipt of the claim. A denial or partial denial of a claim shall be dated (the "Determination Date") and signed by the Company and shall clearly set forth the following information:

(i)               the specific reason or reasons for the denial;

(ii)              a specific reference to pertinent Policy provisions on which the denial is based;

(iii)             a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)            an explanation of the claim review procedure.

If no written determination is furnished to the claimant within forty-five (45) days after receipt of the claim, then the claim shall be deemed denied and the forty-fifth (45th) day after such receipt shall be the Determination Date.

(b)             A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Committee within sixty (60) days after the Determination Date. The Committee shall then appoint one or more persons who shall conduct a full and fair review. As part of such review, the claimant shall have the right:

(i)              to be represented by a spokesman;

(ii)             to present a written statement of facts and of the claimant's interpretation of any pertinent document, statute or regulation; and

(iii)             to receive a written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific reference to pertinent Policy provisions on which the decision is based.

A decision shall be rendered no more than thirty (30) days after the request for review, except that such period may be extended for an additional thirty (30) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension. The Committee may appoint any person or persons, whether or not connected with the Company, to review a claim. All applicable governmental regulations regarding claims and review shall be observed by the Company in connection with its administration of this Policy.

18.	Statement of ERISA Rights

Participants are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

1.	Examine, without charge, at the Company's corporate office, all documents relating to this Policy, including this document.

2.	Obtain copies of these documents and other Policy information upon written request to the Company. The Company may make a reasonable charge for the copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of this Policy. The people who operate the Policy, called "fiduciaries," have a duty to do so prudently and in the interest of Participants.

Neither the Company nor any other person may discriminate against a Participant in any way to prevent the Participant from obtaining benefits or exercising his or her rights under ERISA.

If a claim for benefits is denied in whole or in part, a Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Company review and reconsider the Participant's claim.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Company and does not receive them within 30 days, the Participant may file suit in a Federal Court. In such a case, the Court may require the Company to provide the materials and pay up to $110 a day until they are received, unless they were not sent because of reasons beyond the Company's control. If a Participant has a claim for benefits which is denied or not processed, in whole or in part, the Participant may file suit in a State or Federal Court. If it should happen that the Policy's fiduciaries misuse the Policy's assets (if any), or a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal Court. The Court will decide who should pay the court costs and legal fees. If the Participant is successful, the Court may order the person who was sued to pay these costs and fees. If the Participant loses, the Court may order the Participant to pay these costs and fees if, for example, it finds the Participant did not have sufficient grounds for a claim.

If a Participant has any questions about this Statement or about his or her rights under BRISA, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or at 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under BRISA by calling the publications hotline of the Employee Benefits Security Administration.

Jason Grenfell-Gardner	John Celentano, Chairman,
Compensation Committee

/s/ Jason Grenfell-Gardner	/s/ John Celentano

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ADDENDUM

Title Category	Change of Control Protection Period	Base Salary Continuation Payment	Base Salary Continuation Payment Cap	Bonus Payment	Benefit Continuation Period
Level 1	12	12 mos. base salary	12	(i)A prorated portion of the target bonus for the year in which the qualifying termination occurs, and (ii) an amount equal to the target annual bonus	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 12 months or when individual becomes covered by another employer program)
Level 2	12	12 mos. base salary	12	(i)A prorated portion of the target bonus for the year in which the qualifying termination occurs, and (ii) an amount equal to the target annual bonus	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 12 months or when individual becomes covered by another employer program)
Level 3	12	10 mos. base salary plus 2 weeks of base salary for each year of service	12	A prorated portion of the target bonus for the year in which the qualifying termination occurs	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 12 months or when individual becomes covered by another employer program)
Level 4	6	8 mos. base salary plus 2 weeks of base salary for each year of service	12	A prorated portion of the target bonus for the year in which the qualifying termination occurs	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 12 months or when individual becomes covered by another employer program)
Level 5	6	6 mos. base salary	6	A prorated portion of the target bonus for the year in which the qualifying termination occurs	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 6 months or when individual becomes covered by another employer program)
Level 6	6	3 mos. base salary plus 2 weeks of base salary for each year of service	6	A prorated portion of the target bonus for the year in which the qualifying termination occurs	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 6 months or when individual becomes covered by another employer program)
Level 7	6	3 mos. base salary plus 2 weeks of base salary for each year of service	6	A prorated portion of the target bonus for the year in which the qualifying termination occurs	COBRA coverage for term coincident with Base Salary Continuation Payment period (ceases after 6 months or when individual becomes covered by another employer program)